Exhibit 99.1

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2021

Tontitown, Arkansas, October 14, 2021...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $21.4 million, or diluted earnings per share of $1.87 ($1.88 basic), for the quarter ended September 30, 2021, and net income of $48.6 million, or diluted earnings per share of $4.24 ($4.26 basic), for the nine-month period then ended. These results compare to net income of $6.0 million, or diluted earnings per share of $0.52, and net income of $3.9 million, or diluted earnings per share of $0.34, respectively, for the three and nine months ended September 30, 2020.

Operating revenues increased 50.1% to $183.1 million for the third quarter of 2021 compared to $121.9 million for the third quarter of 2020. For the nine months ended September 30, 2021, operating revenues increased 43.3% to $493.2 million compared to $344.1 million during the nine months ended September 30, 2020.

Joe Vitiritto, President of the Company, commented, “We have had another record quarter for revenue and operating statistics at PAM. I am excited to see the work that continues to go in to making PAM into what our customers and employees expect from a growing transportation company. Our driving associates deserve a lot of respect for the job they continue to do, given all the supply chain challenges our industry has experienced. We couldn’t be doing this without them. We continued to see significant disruptions from some of our biggest customers in the third quarter and it accelerated quarter over quarter, but we are getting better at navigating the disruptions and that shows in our results this quarter. We still have plenty of opportunity to continue to improve from here and our team will continue to press for profitable growth as we move through the rest of the year and into 2022. We also completed a 2-for-1 stock split and a successful Dutch Auction in the quarter generating additional benefit to our shareholders.”

Stock split

During the third quarter of 2021, the Company completed the previously announced 2-for-1 forward stock split in the form of a 100% stock dividend which was paid on August 16, 2021, to stockholders of record on July 30, 2021. Immediately following payment of the 100% stock dividend, our outstanding common stock increased from 5,726,243 shares to 11,452,486 shares. Our current per-share results and prior periods per-share results have been adjusted accordingly to reflect the impact of these additional shares.

Self Tender Offer

During the third quarter of 2021, the Company completed the previously announced modified “Dutch auction” tender offer to purchase up to 200,000 shares of its outstanding common stock. Including allowances for oversubscribed submissions, the Company accepted for purchase a total of 272,405 shares of its common stock, representing approximately 2.4% of the Company’s issued and outstanding stock, at a purchase price of $37.00 per share. Payment for the shares accepted was made during the quarter at a total cost of approximately $10.1 million, excluding fees and expenses related to the offer.

Share Repurchase Program

During the third quarter of 2021, the Company purchased 12,820 shares of its outstanding common stock under its authorized stock repurchase program at an average price of $39.21 per share for a total cost of approximately $0.5 million. Approximately 153,000 shares remain available for purchase under this program.

Liquidity, Capitalization, and Cash Flow

As of September 30, 2021, we had an aggregate of $117.4 million of cash, marketable equity securities, and available liquidity under our line of credit and $188.1 million of stockholders’ equity. Outstanding debt was $243.7 million as of September 30, 2021, which is a $53.7 million decrease from December 31, 2020, while net debt, defined as debt less cash and marketable equity securities, was $186.0 million as of September 30, 2021, an $83.1 million decrease from December 31, 2020.

During the first nine months of 2021, we generated $74.0 million in operating cash flow and returned $10.6 million to shareholders in the form of share repurchases. Net capital expenditures during the first nine months resulted in a cash inflow of $12.8 million due to payments received during the first nine months which were related to December 2020 asset retirements and to 2021 equipment delivery delays.

Equipment

We anticipate that our 2021 equipment order will only be fulfilled at the rate of 80% of our 2021 order quantity by the end of the year, with remaining deliveries occurring in early 2022. Due to the relatively new age of our equipment fleet and remaining unexpired warranty coverage for most of our trucks and trailers, we do not expect to incur significant additional maintenance costs related to any delivery delays. The average ages of our truck and trailer fleets were 1.8 years and 5.2 years, respectively, at the end of the third quarter of 2021 as compared to 1.6 years and 4.9 years, respectively, at the end of the third quarter 2020.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except earnings per share)		(in thousands, except earnings per share)

Revenue, before fuel surcharge	$166,331	$109,854	$446,647	$307,441
Fuel surcharge	16,754	12,088	46,559	36,634
Operating Revenue	183,085	121,942	493,206	344,075

Operating expenses and costs:
Salaries, wages and benefits	34,937	30,618	102,173	90,992
Operating supplies and expenses	25,712	20,875	74,375	62,866
Rent and purchased transportation	72,698	41,402	192,387	114,688
Depreciation	12,740	13,404	41,426	41,936
Insurance and claims	3,443	3,145	9,806	5,701
Other	3,008	2,599	8,505	10,410
Gain on disposition of equipment	(276)	(175)	(962)	(71)
Total operating expenses and costs	152,262	111,868	427,710	326,522

Operating income	30,823	10,074	65,496	17,553

Non-operating income (expense)	37	(94)	6,853	(6,209)
Interest expense	(1,899)	(2,210)	(6,372)	(6,601)

Income before income taxes	28,961	7,770	65,977	4,743
Income tax expense	7,602	1,769	17,352	869

Net income	$21,359	$6,001	$48,625	$3,874

Diluted earnings per share	$1.87	$0.52	$4.24	$0.34

Average shares outstanding – Diluted	11,430	11,536	11,481	11,550

	Quarter Ended September 30,		Nine Months Ended September 30,
Truckload Operations	2021	2020	2021	2020

Total miles (in thousands)	44,910	47,934	138,441	145,935
Operating ratio (1)	77.88%	89.70%	83.59%	93.96%
Empty miles factor	8.94%	7.48%	8.49%	8.88%
Revenue per total mile, before fuel surcharge	$2.46	$1.73	$2.16	$1.67
Total loads	97,119	89,435	277,056	262,786
Revenue per truck per work day	$902	$692	$795	$633
Revenue per truck per week	$4,512	$3,460	$3,974	$3,165
Average company-driver trucks	1,530	1,516	1,595	1,554
Average owner operator trucks	382	358	373	455

Logistics Operations
Total revenue (in thousands)	$55,897	$26,905	$147,815	$63,224
Operating ratio	88.59%	94.31%	88.87%	95.59%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

P.A.M. Transportation Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2021	2020
	(in thousands, except share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$21,575	$337
Trade accounts receivable, net	103,517	77,731
Other receivables	6,088	5,127
Inventories	1,349	1,345
Prepaid expenses and deposits	8,428	10,172
Marketable equity securities	36,130	27,941
Income taxes refundable	413	868
Total current assets	177,500	123,521

Property and equipment	583,037	653,676
Less: accumulated depreciation	194,060	202,851
Total property and equipment, net	388,977	450,825

Other non-current assets	3,772	4,246
Total Assets	$570,249	$578,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,261	$46,102
Accrued expenses and other liabilities	25,937	26,601
Current portion of long-term debt	46,367	57,776
Total current liabilities	113,565	130,479

Long-term debt, net of current portion	184,191	228,330
Deferred income taxes	83,868	68,883
Other long-term liabilities	499	919
Total liabilities	382,123	428,611

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 40,000,000 authorized; 23,394,046 and 23,391,438 shares issued; 11,167,261 and 11,455,790 shares outstanding, respectively	234	117
Additional paid-in capital	84,379	84,148
Treasury stock, at cost; 12,226,785 and 11,935,648 shares, respectively	(169,946)	(159,118)
Retained earnings	273,459	224,834
Total stockholders’ equity	188,126	149,981
Total liabilities and stockholders’ equity	$570,249	$578,592

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111